Exhibit 99.(g-2)

                               THE SPECTRA FUNDS


State Street Bank and Trust Company
Lafayette Corporate Center
2 Avenue de Lafayette - LCC/4N
Boston,  MA  02111-1724
Attention: Matthew Nicholson, Assistant Vice President

Re:  THE SPECTRA FUNDS

Ladies and Gentlemen:

This is to advise you that The Spectra Funds (the "Fund") has established two
(2) new series of shares to be known as Spectra Alchemy Fund and Spectra International Opportunities Fund. In accordance with the Additional Funds provision of Section 18 of the Custodian Contract, dated as of January 11, 2007, between the Fund and State Street Bank and Trust Company, as amended, the Fund hereby requests that you act as Custodian for these new series under the terms of the aforementioned contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one copy for your records.

                                Sincerely,

                                The Spectra Funds



                                By:  /s/ LISA MOSS
                                   -------------------------------------------
                                   Name: Lisa Moss
                                   Title: Assistant Secretary, Duly Authorized



AGREED AND ACCEPTED:

STATE STREET BANK AND TRUST COMPANY


By:  /s/ JOSEPH L. HOOLEY
   ------------------------------
   Name:  Joseph L. Hooley
   Title: Executive Vice President                 Effective Date: March 1, 2007